Exhibit 99.1

FOR IMMEDIATE RELEASE	Investor Relations:	Media:
July 31, 2013	Kurt Ogden	Gary Chapman
The Woodlands, TX	(801) 584-5959	(281) 719-4324
NYSE: HUN

HUNTSMAN RELEASES SECOND QUARTER 2013 RESULTS;

ADJUSTED EBITDA IMPROVES 38% COMPARED TO PRIOR QUARTER

Second Quarter 2013 Highlights

•                 Adjusted EBITDA was $304 million, a decrease of $72 million compared to $376 million in the prior year period primarily as a result of the $103 million decrease in our TiO2 Pigments division.  Adjusted EBITDA increased $84 million compared to $220 million in the prior quarter.

•                 Adjusted diluted income per share was $0.39 compared to $0.61 in the prior year period and $0.19 in the prior quarter.

•                 Net income attributable to Huntsman Corporation was $47 million compared to net income of $124 million in the prior year period and net loss of $24 million in the prior quarter.

•                 On July 8, 2013 we announced an agreement to acquire the business of Oxid, a privately-held manufacturer and marketer of specialty urethane polyols.  This transaction is expected to close during the third quarter of 2013.

	Three months ended			Six months ended
	June 30,		March 31,	June 30,
In millions, except per share amounts, unaudited	2013	2012	2013	2013	2012

Revenues	$2,830	$2,914	$2,702	$5,532	$5,827

Net income (loss) attributable to Huntsman Corporation	$47	$124	$(24)	$23	$287
Adjusted net income(1)	$94	$147	$46	$140	$333

Diluted income (loss) per share	$0.19	$0.52	$(0.10)	$0.10	$1.19
Adjusted diluted income per share(1)	$0.39	$0.61	$0.19	$0.58	$1.39

EBITDA(1)	$249	$352	$112	$361	$742
Adjusted EBITDA(1)	$304	$376	$220	$524	$783

See end of press release for footnote explanations

The Woodlands, TX — Huntsman Corporation (NYSE: HUN) today reported second quarter 2013 results with revenues of $2,830 million and adjusted EBITDA of $304 million.

Peter R. Huntsman, our President and CEO, commented:

“I am pleased with the quality of our second quarter results. Excluding the approximate $25 million negative impact from the force majeure at our European MDI facility, and with the exception of our TiO2 Pigments division, all of our divisions improved year over year and compared to the prior quarter’s performance. We are starting to see the benefits of our restructuring efforts within our Textile Effects and Advanced Materials divisions. I am also impressed with the strong earnings from our Performance Products division following the planned maintenance closure earlier in the year.

While many areas of the global economy continue to moderate or languish, between new products, our focus on growing sectors and our further cost reduction efforts, we believe that we will see an improving second half of the year.”

Segment Analysis for 2Q13 Compared to 2Q12

Polyurethanes

The decrease in revenues in our Polyurethanes division for the three months ended June 30, 2013 compared to the same period in 2012 was primarily due to sales mix effect partially offset by higher average selling prices.  MDI sales volumes decreased in the European region primarily as a result of the force majeure at our MDI facility in Rotterdam, The Netherlands partially offset by increased sales volumes in the Americas and Asia Pacific regions.  PO/MTBE sales volumes were essentially unchanged.  MDI average selling prices increased in all regions primarily in response to higher raw material costs.  PO/MTBE average selling prices decreased primarily due to less favorable market conditions.  Adjusted EBITDA was unchanged as increased PO/MTBE earnings offset the impact of the force majeure at our MDI facility in Rotterdam, The Netherlands.

Performance Products

Sales revenues in our Performance Products division for the three months ended June 30, 2013 compared to the same period in 2012 were essentially unchanged.  Average selling prices decreased primarily in response to lower raw material costs offset by an improvement in sales mix effect.  Sales volumes were essentially unchanged as higher sales of maleic anhydride and glycols were offset by lower surfactant sales.  The increase in adjusted EBITDA was primarily due to higher margins in our maleic anhydride and U.S. ethylene derivatives.

Advanced Materials

The decrease in revenues in our Advanced Materials division for the three months ended June 30, 2013 compared to the same period in 2012 was primarily due to lower sales volumes, partially offset by higher average selling prices.  Sales volumes decreased in the European and India Middle East regions, primarily in our base resins business due to weaker demand and increased competition while sales volumes in the Americas region increased primarily due to strong demand in the aerospace and coatings and construction markets.  Average selling prices increased in the European region, primarily in response to higher raw material costs and increased focus on higher value component sales, partially offset by decreases in average selling prices in the Asia Pacific formulations business and in the Americas base resins business due to increased competition.  The increase in adjusted EBITDA was primarily due to lower manufacturing and selling, general and administrative costs as a result of our restructuring efforts, partially offset by lower contribution margins and lower sales volumes.

Textile Effects

The increase in revenues in our Textile Effects division for the three months ended June 30, 2013 compared to the same period in 2012 was due to higher sales volumes and higher average selling prices.  Sales volumes increased primarily due to increased market share in key markets.  Average selling prices increased primarily in response to higher raw material costs.  The increase in adjusted EBITDA was primarily due to higher sales volumes, higher contribution margins and lower manufacturing and selling, general and administrative costs as a result of our restructuring efforts.

Pigments

The decrease in revenues in our Pigments division for the three months ended June 30, 2013 compared to the same period in 2012 was primarily due to lower average selling prices partially offset by higher sales volumes.  Average selling prices decreased in all regions of the world primarily as a result of high industry inventory levels, however we have now seen sequential stabilization in selling prices.  Sales volumes increased primarily due to higher end-use demand.  The decrease in adjusted EBITDA was primarily due to lower contribution margins partially offset by lower manufacturing and selling, general and administrative costs as a result of our restructuring efforts.

Corporate, LIFO and Other

Adjusted EBITDA from Corporate, LIFO and Other decreased by $6 million to a loss of $49 million for the three months ended June 30, 2013 compared to a loss of $43 million for the same period in 2012.  The decrease in adjusted EBITDA was primarily the result of a $5 million increase in LIFO inventory valuation expense ($4 million of income in 2013 compared to $9 million of income in 2012).

Liquidity, Capital Resources and Outstanding Debt

As of June 30, 2013 we had $838 million of combined cash and unused borrowing capacity compared to $887 million at December 31, 2012.

On April 29, 2013, we amended our accounts receivable securitization programs to, among other things, extend the maturities to April 2016, reduce the applicable borrowing rates and increase the availability under the programs.

Total capital expenditures for the quarter ended June 30, 2013 were $92 million.  We expect to spend approximately $450 million on capital expenditures in 2013.

Income Taxes

During the three months ended June 30, 2013 we recorded an income tax expense of $44 million and paid $29 million in cash for income taxes.  Our adjusted effective income tax rate for the three months ended June 30, 2013 was approximately 36%.

We expect our full year 2013 adjusted effective tax rate to be approximately 35% primarily due to the effect of tax valuation allowances and our regional mix of income.  We expect our long term effective income tax rate to be approximately 30 - 35%.

Earnings Conference Call Information

We will hold a conference call to discuss our second quarter 2013 financial results on Wednesday, July 31, 2013 at 10:00 a.m. ET.

Call-in numbers for the conference call:

U.S. participants	(888) 713 - 4215
International participants	(617) 213 - 4867
Passcode	50478256

In order to facilitate the registration process, you may use the following link to pre-register for the conference call. Callers who pre-register will be given a unique PIN to gain immediate access to the call and bypass the live operator. You may pre-register at any time, including up to and after the call start time. To pre-register, please go to:

https://www.theconferencingservice.com/prereg/key.process?key=PQ77Q3UJQ

Webcast Information

The conference call will be available via webcast and can be accessed from the investor relations portion of the company’s website at huntsman.com.

Replay Information

The conference call will be available for replay beginning July 31, 2013 and ending August 6, 2013.

Call-in numbers for the replay:

U.S. participants	(888) 286 - 8010
International participants	(617) 801 - 6888
Replay code	65843848

Table 1 — Results of Operations

	Three months ended		Six months ended
	June 30,		June 30,
In millions, except per share amounts, unaudited	2013	2012	2013	2012

Revenues	$2,830	$2,914	$5,532	$5,827
Cost of goods sold	2,379	2,387	4,732	4,750
Gross profit	451	527	800	1,077
Operating expenses	281	272	536	537
Restructuring, impairment and plant closing costs	29	5	73	5
Operating income	141	250	191	535
Interest expense, net	(47)	(57)	(98)	(116)
Equity in income of investment in unconsolidated affiliates	2	1	3	3
Loss on early extinguishment of debt	—	—	(35)	(1)
Other income	2	1	2	1
Income before income taxes	98	195	63	422
Income tax expense	(44)	(65)	(24)	(125)
Income from continuing operations	54	130	39	297
Loss from discontinued operations, net of tax(2)	—	(2)	(2)	(6)
Net income	54	128	37	291
Net income attributable to noncontrolling interests, net of tax	(7)	(4)	(14)	(4)
Net income attributable to Huntsman Corporation	$47	$124	$23	$287

Adjusted EBITDA(1)	$304	$376	$524	$783

Adjusted net income(1)	$94	$147	$140	$333

Basic income per share	$0.20	$0.52	$0.10	$1.21
Diluted income per share	$0.19	$0.52	$0.10	$1.19
Adjusted diluted income per share(1)	$0.39	$0.61	$0.58	$1.39

Common share information:
Basic shares outstanding	239.7	237.8	239.4	237.2
Diluted shares	242.2	240.5	242.0	240.2
Diluted shares for adjusted diluted income per share	242.2	240.5	242.0	240.2

See end of press release for footnote explanations

Table 2 — Results of Operations by Segment

	Three months ended			Six months ended
	June 30,		Better /	June 30,		Better /
In millions, unaudited	2013	2012	(Worse)	2013	2012	(Worse)

Segment Revenues:
Polyurethanes	$1,246	$1,262	(1)%	$2,428	$2,475	(2)%
Performance Products	777	778	—	1,499	1,592	(6)%
Advanced Materials	321	346	(7)%	657	686	(4)%
Textile Effects	216	195	11%	404	380	6%
Pigments	334	407	(18)%	664	831	(20)%
Eliminations and other	(64)	(74)	14%	(120)	(137)	12%
Total	$2,830	$2,914	(3)%	$5,532	$5,827	(5)%

Segment Adjusted EBITDA(1):
Polyurethanes	$174	$174	—	$352	$355	(1)%
Performance Products	111	87	28%	165	179	(8)%
Advanced Materials	32	26	23%	59	59	—
Textile Effects	3	(4)	NM	—	(12)	100%
Pigments	33	136	(76)%	42	286	(85)%
Corporate, LIFO and other	(49)	(43)	(14)%	(94)	(84)	(12)%
Total	$304	$376	(19)%	$524	$783	(33)%

See end of press release for footnote explanations

Table 3 — Factors Impacting Sales Revenues

	Three months ended
	June 30, 2013 vs. 2012
	Average Selling Price(a)
	Local	Exchange	Sales Mix	Sales
Unaudited	Currency	Rate	& Other	Volume(a)	Total

Polyurethanes	1%	(1)%	(1)%	—	(1)%
Performance Products	(1)%	—	1%	—	—
Advanced Materials	3%	(2)%	2%	(10)%	(7)%
Textile Effects	3%	(1)%	—	9%	11%
Pigments	(26)%	(1)%	—	9%	(18)%
Total Company	(4)%	(1)%	(1)%	3%	(3)%

	Six months ended
	June 30, 2013 vs. 2012
	Average Selling Price(a)
	Local	Exchange	Sales Mix	Sales
Unaudited	Currency	Rate	& Other	Volume(a)	Total
Polyurethanes	1%	—	1%	(4)%	(2)%
Performance Products	3%	—	—	(9)%	(6)%
Advanced Materials	2%	(2)%	3%	(7)%	(4)%
Textile Effects	—	(1)%	(1)%	8%	6%
Pigments	(25)%	—	1%	4%	(20)%
Total Company	(1)%	(1)%	—	(3)%	(5)%

(a) Excludes revenues and sales volumes from tolling arrangements, by-products and raw materials.

Table 4 — Reconciliation of U.S. GAAP to Non-GAAP Measures

			Income Tax		Net Income (Loss)		Diluted Income (Loss)
	EBITDA		(Expense) Benefit		Attrib. to HUN Corp.		Per Share
	Three months ended		Three months ended		Three months ended		Three months ended
	June 30,		June 30,		June 30,		June 30,
In millions, except per share amounts, unaudited	2013	2012	2013	2012	2013	2012	2013	2012

GAAP(1)	$249	$352	$(44)	$(65)	$47	$124	$0.19	$0.52
Adjustments:
Acquisition expenses	2	1	—	—	2	1	0.01	—
(Income) loss from discontinued operations, net of tax(2)	(2)	3	N/A	N/A	—	2	—	0.01
Discount amortization on settlement financing associated with the terminated merger	N/A	N/A	(1)	(3)	1	5	—	0.02
Certain legal settlements and related expenses	6	—	(1)	—	5	—	0.02	—
Amortization of pension and postretirement actuarial losses	18	11	(4)	(3)	14	8	0.06	0.03
Restructuring, impairment and plant closing and transition costs	31	9	(6)	(2)	25	7	0.10	0.03
Adjusted(1)	$304	$376	$(56)	$(73)	$94	$147	$0.39	$0.61

Adjusted income tax expense					56	73
Net income attributable to noncontrolling interests, net of tax					7	4
Adjusted pre-tax income(1)					$157	$224

Adjusted effective tax rate					36%	33%

		Income Tax	Net Income (Loss)	Diluted Income (Loss)
	EBITDA	(Expense) Benefit	Attrib. to HUN Corp.	Per Share
	Three months ended	Three months ended	Three months ended	Three months ended
	March 31,	March 31,	March 31,	March 31,
In millions, except per share amounts, unaudited	2013	2013	2013	2013

GAAP(1)	$112	$20	$(24)	$(0.10)
Adjustments:
Acquisition expenses	3	(1)	2	0.01
Loss from discontinued operations, net of tax(2)	3	N/A	2	0.01
Discount amortization on settlement financing associated with the terminated merger	N/A	(1)	2	0.01
Loss on early extinguishment of debt	35	(13)	22	0.09
Certain legal settlements and related expenses	2	(1)	1	—
Amortization of pension and postretirement actuarial losses	19	(7)	12	0.05
Restructuring, impairment and plant closing and transition costs	46	(17)	29	0.12
Adjusted(1)	$220	$(20)	$46	$0.19
Adjusted income tax expense			20
Net income attributable to noncontrolling interests, net of tax			7
Adjusted pre-tax income(1)			$73

Adjusted effective tax rate			27%

			Income Tax		Net Income (Loss)		Diluted Income (Loss)
	EBITDA		(Expense) Benefit		Attrib. to HUN Corp.		Per Share
	Six months ended		Six months ended		Six months ended		Six months ended
	June 30,		June 30,		June 30,		June 30,
In millions, except per share amounts, unaudited	2013	2012	2013	2012	2013	2012	2013	2012

GAAP(1)	$361	$742	$(24)	$(125)	$23	$287	$0.10	$1.19
Adjustments:
Acquisition expenses	5	1	(1)	—	4	1	0.02	—
Loss from discontinued operations, net of tax(2)	1	4	N/A	N/A	2	6	0.01	0.02
Discount amortization on settlement financing associated with the terminated merger	N/A	N/A	(2)	(5)	3	10	0.01	0.04
Loss on early extinguishment of debt	35	1	(13)	—	22	1	0.09	—
Certain legal settlements and related expenses	8	1	(2)	—	6	1	0.02	—
Amortization of pension and postretirement actuarial losses	37	21	(11)	(4)	26	17	0.11	0.07
Restructuring, impairment and plant closing and transition costs	77	13	(23)	(3)	54	10	0.22	0.04
Adjusted(1)	$524	$783	$(76)	$(137)	$140	$333	$0.58	$1.39
Adjusted income tax expense					76	137
Net income attributable to noncontrolling interests, net of tax					14	4
Adjusted pre-tax income(1)					$230	$474
Adjusted effective tax rate					33%	29%

See end of press release for footnote explanations

Table 5 — Reconciliation of Net Income (Loss) to EBITDA

	Three months ended			Six months ended
	June 30,		March 31,	June 30,
In millions, unaudited	2013	2012	2013	2013	2012

Net income (loss) attributable to Huntsman Corporation	$47	$124	$(24)	$23	$287
Interest expense, net	47	57	51	98	116
Income tax expense (benefit) from continuing operations	44	65	(20)	24	125
Income tax expense (benefit) from discontinued operations(2)	2	(1)	(2)	—	(2)
Depreciation and amortization of continuing operations	109	107	106	215	212
Depreciation and amortization of discontinued operations(2)	—	—	1	1	4
EBITDA(1)	$249	$352	$112	$361	$742

See end of press release for footnote explanations

Table 6 — Selected Balance Sheet Items

	June 30,	March 31,	December 31,
In millions	2013	2013	2012
	(unaudited)	(unaudited)

Cash	$181	$256	$396
Accounts and notes receivable, net	1,714	1,646	1,583
Inventories	1,698	1,797	1,819
Other current assets	339	304	321
Property, plant and equipment, net	3,613	3,643	3,745
Other assets	1,109	1,073	1,020
Total assets	$8,654	$8,719	$8,884

Accounts payable	$996	$1,101	$1,102
Other current liabilities	778	724	791
Current portion of debt	317	298	288
Long-term debt	3,454	3,489	3,414
Other liabilities	1,266	1,282	1,393
Total equity	1,843	1,825	1,896
Total liabilities and equity	$8,654	$8,719	$8,884

Table 7 — Outstanding Debt

	June 30,	March 31,	December 31,
In millions	2013	2013	2012
	(unaudited)	(unaudited)

Debt:
Senior credit facilities	$1,599	$1,598	$1,565
Accounts receivable programs	239	236	241
Senior notes	646	646	568
Senior subordinated notes	892	892	892
Variable interest entities	259	262	270
Other debt	136	153	166

Total debt - excluding affiliates	3,771	3,787	3,702

Total cash	181	256	396

Net debt- excluding affiliates	$3,590	$3,531	$3,306

Table 8 — Summarized Statement of Cash Flows

	Three months ended	Six months ended
	June 30,	June 30,
In millions, unaudited	2013	2013	2012

Total cash at beginning of period	$256	$396	$562

Net cash provided by (used in) operating activities	72	(2)	348
Net cash used in investing activities	(97)	(182)	(185)
Net cash used in financing activities	(48)	(27)	(264)
Effect of exchange rate changes on cash	(2)	(4)	(1)
Change in restricted cash	—	—	1

Total cash at end of period	$181	$181	$461

Supplemental cash flow information:
Cash paid for interest	$(36)	$(95)	$(106)
Cash paid for income taxes	(29)	(46)	(70)
Cash paid for capital expenditures	(92)	(181)	(163)
Depreciation & amortization	109	216	216

Changes in primary working capital:
Accounts and notes receivable	(101)	(186)	(183)
Inventories	88	79	(139)
Accounts payable	(70)	(60)	100

Total use of cash on primary working capital	$(83)	$(167)	$(222)

Footnotes

(1)   We use EBITDA and adjusted EBITDA to measure the operating performance of our business.  We provide adjusted net income because we feel it provides meaningful insight for the investment community into the performance of our business.  We believe that net income (loss) attributable to Huntsman Corporation is the performance measure calculated and presented in accordance with generally accepted accounting principles in the U.S. (“GAAP”) that is most directly comparable to EBITDA, adjusted EBITDA and adjusted net income.  Additional information with respect to our use of each of these financial measures follows:

EBITDA is defined as net income (loss) attributable to Huntsman Corporation before interest, income taxes, and depreciation and amortization. EBITDA as used herein is not necessarily comparable to other similarly titled measures of other companies. The reconciliation of EBITDA to net income (loss) attributable to Huntsman Corporation is set forth in Table 5 above.

Adjusted EBITDA is computed by eliminating the following from EBITDA:  acquisition expenses; loss (gain) on initial consolidation of subsidiaries; EBITDA from discontinued operations; loss (gain) on disposition of businesses/assets; loss on early extinguishment of debt; extraordinary loss (gain) on the acquisition of a business; certain legal settlements and related expenses; amortization of pension and postretirement actuarial losses (gains); and restructuring, impairment, plant closing and transition costs (credits).  The reconciliation of adjusted EBITDA to EBITDA is set forth in Table 4 above.

Adjusted net income (loss) is computed by eliminating the after tax impact of the following items from net income (loss) attributable to Huntsman Corporation: acquisition expenses; loss (gain) on initial consolidation of subsidiaries; loss (income) from discontinued operations; discount amortization on settlement financing associated with the terminated merger; loss (gain) on disposition of businesses/assets; loss on early extinguishment of debt; extraordinary loss (gain) on the acquisition of a business; certain legal settlements and related expenses; amortization of pension and postretirement actuarial losses (gains); and restructuring, impairment, plant closing and transition costs (credits).   We do not adjust for changes in tax valuation allowances because we do not believe it provides more meaningful information than is provided under GAAP.  The reconciliation of adjusted net income (loss) to net income (loss) attributable to Huntsman Corporation common stockholders is set forth in Table 4 above.

(2)   During the first quarter 2010 we closed our Australian styrenics operations; results from this business are treated as discontinued operations.

About Huntsman:

Huntsman Corporation is a publicly traded global manufacturer and marketer of differentiated chemicals with 2012 revenues of over $11 billion. Our chemical products number in the thousands and are sold worldwide to meet the needs of consumers and manufacturers serving a broad range of end markets.  We operate more than 75 manufacturing and R&D facilities in 30 countries and employ approximately 12,000 associates within our 5 distinct business divisions.  For more information about Huntsman, please visit the company’s website at www.huntsman.com.

Forward-Looking Statements:

Statements in this release that are not historical are forward-looking statements. These statements are based on management’s current beliefs and expectations. The forward-looking statements in this release are subject to uncertainty and changes in circumstances and involve risks and uncertainties that may affect the company’s operations, markets, products, services, prices and other factors as discussed in the Huntsman companies’ filings with the U.S. Securities and Exchange Commission. Significant risks and uncertainties may relate to, but are not limited to, financial, economic, competitive, environmental, political, legal, regulatory and technological factors.  The company assumes no obligation to provide revisions to any forward-looking statements should circumstances change, except as otherwise required by applicable laws.